Ex 99.24(b)4(k)

[logo] Thrivent Financial for Lutherans

Contract Number: [LC1234567

AMENDATORY AGREEMENT

[Effective Date: October 1, 2013]

Section 4.1 Premium Payments

Section 4.1 Premium Payments is amended to include the following:

Upon your election to have a Partial Surrender paid under a settlement option (see Section 12.1 Payment of Proceeds, as amended below) we will no longer accept any premium payments.

Section 12.1 Payment of Proceeds

Section 12.1 Payment of Proceeds is amended to include the following:

Instead of a lump sum, Partial Surrenders of $2,000 or more may be paid under any of the following settlement options in Section 12.2 by means of a settlement agreement which we will issue:

1)	Option 2, 3 or 3V, if the income is payable for at least 10 years; or

2)	Option 4, 4V, 5, 5V, or 6.

Income paid under a Partial Surrender is not Annuity Income as defined in this contract.

[ Annuitant: [JOHN DOE

[ Annuitant: [JANE DOE

Signed for Thrivent Financial for Lutherans
President [ ]
Secretary [ ]

ICC13 WM-ZC-FPVA